Exhibit 10.9

DATE OF EXECUTION: April 21, 2009

ARTICLE I    -     REFERENCE DATA

1.1         References. Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1:

LANDLORD:	Commercial Flex Associates a North Carolina corporation

MANAGING AGENT:	Commercial Flex Associates Management Company

LANDLORD’S ADDRESS:	149 Gateway Drive Staten Island, NY 10304

LANDLORD’S REPRESENTATIVE:	Grubb & Ellis ï Thomas Linderman Graham

TENANT’S SPACE:	Suite 102, being the area(s) outlined on Exhibit B attached

BUILDING:	That certain building located at the Building Address set forth below and commonly known as 10700 World Trade Park

BUILDING ADDRESS:	10700 World Trade Park Raleigh, North Carolina 27709

PROJECT:	Those certain buildings, together with all entrance drives, parking areas, landscaping improvements and other improvements located on that certain tract of land described on Exhibit A-1 attached hereto (the “Project Tract”)

NAME & ADDRESS FOR RENTAL REMITTANCE:	Commercial Flex Associates Management Company Post Office Box 99430 Raleigh, NC 27624

TENANT:	Canvas On Demand, LLC

TENANT’S TRADE NAME:	Canvas On Demand, LLC

TENANT’S ADDRESS	10700 World Trade Park Raleigh, North Carolina 27709

RENTABLE FLOOR AREA OF TENANT’S SPACE:	35,164 SQUARE FEET

TOTAL RENTABLE FLOOR AREA OF THE BUILDING: INITIAL TERM:	134,809 SQUARE FEET January 1, 2010, the “Commencement Date” through February 28, 2013.

RENT COMMENCEMENT:	The Rent Commencement Date, shall begin one (1) month following the Commencement Date. Tenant shall be responsible for the payment of one half (1/2) TICAM/ Additional Rent during all free rent periods.

RENT:	SEE ATTACHED RENT SCHEDULE IN EXHIBIT D

Additional Rent: Common Area Maintenance Charge pursuant to Section 4.2 and all other amounts payable by Tenant under this Lease in addition to Base Rent (Base Rent and Additional Rent may be referred to collectively in this Lease as “Rent”

SECURITY DEPOSIT:	$16,116.83 to be provided to the Landlord upon Lease execution.

PERMITTED USES:	General office and distribution facility.

TENANT’S PUBLIC

LIABILITY INSURANCE:

Commercial General Liability insurance policies or Comprehensive General Liability insurance policies with a Broad Form Comprehensive Liability Endorsement including Contractual Insurance and with a combined single limit of at least $2,000,000.00 per occurrence on a per location basis and including:

Bodily Injury: Property Damage:	$2,000,000.00 $2,000,000.00

1.2         Exhibits. The following exhibits are attached to this Lease and made a part hereof:

             EXHIBIT A        Legal Description of the Lot

             EXHIBIT B        Plan Showing Tenant’s Space

             EXHIBIT C        Rules and Regulations

             EXHIBIT D        Rent Schedule

1.3         Special Provisions.     Any special terms or provisions of this Lease are attached. To the extent that the Special Provisions conflict with any other terms of this Lease, the Special Provisions shall control.

ARTICLE II - PREMISES AND TERM

2.1         Premises.     Landlord hereby leases to Tenant, and Tenant leases from Landlord, Tenant’s Space in the Building, excluding exterior faces of exterior walls. Tenant’s Space, with such exclusion, is hereinafter referred to as the “Premises”. Landlord and Tenant acknowledge and agree that the rentable square footage of the Premises has been determined, and the rentable square footage of any additional space added to the Premises shall be determined, by calculating the usable square feet of space in the Premises in accordance with the “Standard Method of Measuring Floor Area in Office Buildings,” provided by the Secretariat, Buildings Owners and Managers Association International (ANSI/BOMA Z65.1-1996), approved June 7, 1996. The rentable square footage of the Premises shall be one and the same as the usable square footage.

Tenant shall have, as an appurtenance to the Premises, the nonexclusive right to use in common with others entitled thereto: (a) the common facilities included in the Building or on the real property on which the Building is located (the “Lot”), said Lot being described more particularly in Exhibit A hereto, to the extent from time to time designated by Landlord; (b) any entrance drives or other private access drives located on the Project Tract which are necessary for ingress and egress to and from the Building; and (c) the building service fixtures and equipment serving the Premises.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use, (a) to install, repair, replace, use, maintain and relocate for service to the Premises and to other parts of the Building, or either, building service fixtures and equipment wherever located in the Building and (b) to alter or relocate any other common facility provided that substitutions are substantially equivalent or better.

Landlord also reserves the right to re-measure the Premises after the construction of the Premises and adjust the amount of rentable square feet of space contained therein for purposes of this Lease, including calculation of Rent.

2.2        Term. To have and to hold for a period (the “Term”) commencing on the Commencement Date

ARTICLE III - CONSTRUCTION

3.1        THIS SECTION INTENTIONALLY OMITTED.

3.2        THIS SECTION INTENTIONALLY OMITTED.

3.3        General Provisions Applicable to Construction. All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authorities and insurers of the Building. Either party may inspect the work of the other at reasonable times and shall promptly give written notice of observed defects.

3.4        Representatives. Each party authorizes the other to rely in connection with their respective rights and obligations under this Article III upon approval and other actions on the party’s behalf by Landlord’s Representative in the case of Landlord or Tenant’s Representative in the case of Tenant or by any person designated in substitution thereof or addition thereto by notice to the party so relying.

ARTICLE IV- RENT

4.1         Rent. Starting on the Commencement Date, Tenant agrees to pay, without any notice, demand, offset or reduction whatsoever, to Landlord, the Rent in equal monthly installments as set out in Exhibit D in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at the rate payable for such portion, in advance. Rent shall consist of: (a) Base Rent (as it may increase pursuant to Section 1.1), (b) any Additional Rent identified in this Lease, including but not limited to the Common Area Maintenance Charge as set forth in Section 4.2 and charges for additional services under Section 5. The Tenant is provided with one (1) month of free rent to be taken in the month of January, 2010. Payment of TICAM shall be paid during free rent periods. In the case of default past free rent shall become immediately refundable to the Landlord.

4.2         Common Area Maintenance Charge (TICAM). Tenant shall pay to Landlord, as Additional Rent, the Common Area Maintenance Charge which Landlord represents are estimated to be $1.50 per square foot shall be an amount equal to Tenant’s Proportionate Share (as hereinafter defined) of the Common Area Expenses (as hereinafter defined), which shall be paid by Tenant without demand, deduction or setoff along with Tenant’s monthly payment of Base Rent. The Common Area Maintenance Charge for each succeeding calendar year or partial calendar year shall be reasonably estimated by Landlord at the beginning of each such calendar year based on such estimated Common Area Expenses. Items included within the Common Area Maintenance charge that the Landlord has direct control over shall not increase more than five and one quarter percent (5.25%) per annum. For purposes hereof, “Tenant’s Proportionate Share” shall be deemed to be a fraction, the numerator of which shall be the number of rentable square feet in the Premises and the denominator of which shall be the total number of rentable square feet in the Building. Such Common Maintenance Charge shall be paid during all free rent periods.

4.2.1        Definition of Common Area Expenses. - “Common Area Expenses” shall exclude the interest and amortization on mortgages for the Building and Lot and the cost of special services rendered to tenants (including Tenant) for which a special charge is made, but include, without limitation: real estate taxes on the Building and Lot; installments and interest on assessments for public betterments or public improvements; expenses of any proceedings for abatement of taxes and assessments with respect to any fiscal year or fraction of a fiscal year to the extent they serve to reduce the taxes; premiums for insurance; compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in the operating, maintaining, or cleaning of the Building and Lot on a full-time basis, steam, water, sewer, electric, gas, telephone, and other utility charges for the Building and Lot not billed directly to tenants by Landlord or the utility; costs of building and cleaning supplies and equipment (including rental); cost of maintenance, cleaning and repairs; cost of snow plowing or removal, or both, and care of landscaping; payments to independent contractors under service contracts for cleaning, operating, managing, maintaining and repairing the Building and Lot (which payments may be to affiliates of Landlord or to Landlord’s representatives provided the same are at reasonable rates consistent with the type of occupancy and the services rendered); the cost of operating, maintaining and repairing the common areas and facilities of the Building (such as, but not limited to, snow plowing, landscaping, common area and street lighting, repaving parking areas, security and management); the Building’s proportionate share, as reasonably determined by Landlord, of Landlord’s costs and expenses (as determined consistent with the provisions of this Section 4.2.1) related to the operation, maintenance, repair and replacement of any entrance drives, access drives, landscaping improvements and other common area improvements on the Lot which do not exclusively serve a particular building; and all other reasonable and necessary expenses paid in connection with the operation, cleaning, maintenance and repair of the Building and Lot, or either, and properly chargeable against income. Neither capital expenditures, nor any expense or charge for depreciation or amortization thereof, shall be included in the common area maintenance charges regardless of the reason for such expenditure.

The term “real estate taxes” as used above shall mean all taxes of every kind and nature assessed by any governmental authority on the Lot, the Building and related improvements, or both, which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Lot, the Building and related improvements, or both, (including, without limitation, taxes or fees assessed against the Lot or Building due to its location within a business improvement district) subject to the following: There shall be excluded from such taxes all income taxes, excess profits taxes, excise taxes, franchise taxes, estate, succession, inheritance and transfer taxes, provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Lot, Building and related improvements, or both, or a federal, state, county, municipal or other local income, franchise, excise or similar tax,. assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes”.

4.2.2         Statement of Common Area Expenses - As soon as practicable after the end of each calendar year ending during the Term and after Lease termination, Landlord shall render a statement (“Landlord’s Statement”) in reasonable detail and according to generally accepted accounting principles certified by Landlord’s Representative showing for the preceding calendar year or fraction thereof, as the case may be, Common Area Expenses and Tenant’s Proportionate Share thereof.

4.2.3         Right to Audit - Tenant shall have the right to review and contest Landlord’s Statement at Tenant’s option. If Tenant so desires, Tenant may engage an independent auditor to review Landlord’s Statement at Tenant’s cost. The findings of the independent auditor shall be subject to an independent review by Landlord’s auditor as to the accuracy of the audit process, and shall be final and binding on the parties with respect to the accuracy of Landlord’s Statement and any amount due to either party shall be remitted to such party within fifteen (15) days of submission of the results of the audit. If the independent auditor discovers errors in

Landlord’s Statement that result in a reduction of the common area expenses by at least ten percent (10%), in the aggregate, Landlord shall reimburse Tenant for the cost of the audit.

4.2.4         Common Area Expenses Different Than Landlord’s Estimate - If the actual Common Area Expenses in any calendar year or partial calendar year exceeds the estimates for the applicable year, Tenant shall, within forty-five (45) days after receipt of Landlord’s Statement, pay to Landlord a lump sum in an amount which will effect the necessary adjustment. If the Common Area Maintenance Charge paid by Tenant in any calendar year or partial calendar year exceeds Tenant’s Proportionate Share of the Common Area Expenses for that period, Landlord shall credit any excess payments made by Tenant against future installments of Common Area Maintenance Charges payable by Tenant hereunder, or, at the end of the Term, Landlord will refund such excess to Tenant within forty-five (45) days thereafter, provided Tenant is not then in default of any of its obligations under this Lease.

In case of special services which are not rendered to all areas on a comparable basis, the proportion allocable to the Premises shall be the same proportion which the Rentable Floor Area of Tenant’s Space bears to the total rentable floor area to which such service is so rendered (such latter area to be determined in the same manner as the Total Rentable Floor Area of the Building). Notwithstanding any other provision of this Section 4.2, if the Term expires or is terminated as of a date other than the last day of a calendar year, then for such fraction of a calendar year at the end of the Term, Tenant’s last payment to Landlord under this Section 4.2 shall be made on the basis of Landlord’s best estimate of the items which are includable in Landlord’s Statement and shall be made on or before the later of (a) ten (10) days after Landlord delivers such estimate to Tenant or (b) the last day of the Term, with an appropriate payment or refund to be made upon submission of Landlord’s Statement.

4.2.4         Accounting Period - Landlord shall have the right from time to time to change the periods of accounting under this Section 4.2 to any annual period other than a calendar year, and upon any such change all items referred to in this Section shall be appropriately apportioned. In all Landlord’s Statements rendered under this Section, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a Landlord’s Statement shall be included therein on the basis of Landlord’s reasonable estimate, and with respect thereto Landlord shall render promptly after determination a supplemental Landlord’s Statement, and appropriate adjustment shall be made according thereto. All Landlord’s Statements shall be prepared on an accrual basis of accounting.

Notwithstanding any other provision of this Section 4.2, if the Term expires or is terminated as of a date other than the last day of a calendar year, then for such fraction of a calendar year at the end of the Term, Tenant’s last payment to Landlord under this Section 4.2 shall be made on the basis of Landlord’s best estimate of the items which are includable in Landlord’s Statement and shall be made on or before the later of (a) ten (10) days after Landlord delivers such estimate to Tenant or (b) the last day of the Term, with an appropriate payment or refund to be made upon submission of Landlord’s Statement.

4.3         Payments. All payments of Rent and other sums due hereunder shall be made to Managing Agent at its address, or to such other person as Landlord may from time to time designate. Since late payment of Rent or other sums due hereunder from Tenant to Landlord will result in administrative expense to Landlord, the extent of which would be extremely difficult and economically impractical to ascertain, Tenant agrees that if Rent or any other payment due hereunder from Tenant remains unpaid for more than five (5) days after said amount is due, such payment shall be increased by a late charge payable by Tenant equal to five percent (5%) of the amount of the delinquent payment. The amount of the late charges for any month shall be computed on the aggregate amount of all delinquent payments, including all accrued late charges, then outstanding. The provisions of this Section in no way relieve Tenant of the obligation to make all required payments when due, nor do such provisions in any way affect Landlord’s remedies under this Lease.

ARTICLE V - LANDLORD’S COVENANTS

5.1    Landlord’s Covenants During the Term. Landlord covenants during the Term:

5.1.1        Building Services - The Landlord shall be responsible for those items outlined in Section 4.2.1. The Tenant shall be responsible for all other services including, but not limited to its utility service, telephone, cable, Internet, interior janitorial service, trash storage and removal, etc.

5.1.2        Additional Building Services - To furnish, through Managing Agent or other independent contractors, reasonable additional Building operation services upon reasonable advance request of Tenant at equitable rates from time to time established by Landlord to be paid by Tenant;

5.1.3        Repairs - Except as otherwise provided in Article VII, to make such repairs to the roof, exterior walls, floor slabs and common facilities of the Building as may be necessary to keep them in a condition consistent with Class A office/warehouse space in the Raleigh-Durham metropolitan area; such repairs to be made by Landlord within a reasonable time from Landlord’s receiving written notice from Tenant of the need for such repairs, Landlord having no responsibility hereunder to make any repairs to the Premises; and

5.1.4        Quiet Enjoyment - That Landlord has the right to enter into this Lease and that Tenant on paying the Rent and performing its obligations hereunder shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject however to all the terms and provisions hereof.

5.1.5        Complete Building - Landlord shall complete the remainder of the Building of which the Premises are a part in a manner consistent with the construction of the Premises.

5.1.6        THIS SECTION INTENTIONALLY OMITTED.

5.1.7        THIS SECTION INTENTIONALLY OMITTED.

5.1.8        Act in Accordance with Regulations - Landlord shall adhere to all applicable laws in the construction, operation, and maintenance of the Premises and the Building.

5.1.9        THIS SECTION INTENTIONALLY OMITTED.

5.1.10        Landlord’s Indemnity - To defend, indemnify and hold harmless Tenant, its agents, employees, officers, directors, partners and shareholders from and against any and all liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, arising out of the use, occupancy, conduct, operation, or management of the Premises by, or the willful misconduct or negligence of Landlord, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors in or about the Building or Premises or arising from any breach or default under this Lease by Landlord, or arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Building or Premises. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the sole negligence or willful misconduct of Tenant, or its officers, contractors, licensees, agents, employees, or invitees;

5.1.11        Tenant’s Costs - In case Tenant shall, without any fault on its part, be made party to any litigation commenced by or against Landlord or by or against any parties in possession of the Building or any part thereof claiming under Landlord, to pay, any costs, including, without limitation, reasonable counsel fees incurred by or imposed upon Tenant, in connection with such litigation and, also to pay all such costs and reasonable counsel fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease;

5.1.12     Liens - To keep the Premises and the Building free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Landlord, and Landlord hereby agrees to indemnify and hold Tenant, its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense for such liens;

5.1.13     Environmental Matters -

    (a)         As used in this Lease, the term “Hazardous Materials” shall mean and include any substance, other than general office and cleaning products available to the public which are used in accordance with their instructions, which is or contains petroleum, asbestos, polychlorinated biphenyls, lead, or any other substance, material or waste which is now or is hereafter classified or considered to be hazardous or toxic under any federal, state or local law, rule, regulation or ordinance relating to pollution or the protection or regulation of human health, natural resources or the environment (collectively “Environmental Laws”) or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent property.

    (b)         Landlord agrees that during the term of this Lease it will not permit Hazardous Materials to be present on or about the Premises except in a manner and quantity necessary for the ordinary performance of Landlord’s business and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials.

    (c)         If Landlord’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises, the Building, or the property in which the Building is located, Landlord agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with the requirements of (i) all Environmental Laws and (ii) any governmental agency or authority responsible for the enforcement of any Environmental Laws.

    (d)         Landlord agrees to indemnify and hold harmless Tenant from and against any and all claims, losses, liabilities and expenses (including reasonable attorney’s fees) sustained by Tenant attributable to (i) any Hazardous Materials placed on or about the Premises by Landlord or its agents, employees, contractors or invitees or (ii) Landlord’s breach of any provision of this Section 5.1.13.

    (e)         The provisions of this Section 5.1.13 shall survive the expiration or earlier termination of this Lease.

5.2         Interruptions. Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord’s entering the Premises for any of the purposes authorized in this Lease, or for repairing the Premises or any portion of the Building or Lot. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefore, nor, except as expressly otherwise provided in Article VII, shall Tenant be entitled to any abatement or reduction of Rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, or total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof. If the service can be reasonably restored by Landlord and is not restored within ten (10) days, Tenant’s rent shall abate commencing from the time the service ceases. If the service can be reasonably restored by Landlord and is not restored within thirty (30) days, Tenant shall have the right to terminate this Lease.

ARTICLEVI- TENANT’S COVENANTS

6.1         Tenant’s Covenants During Term. Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

6.1.1         Tenant’s Payments - To pay when due (a) all sums due hereunder, (b) all taxes which may be imposed on Tenant’s personal property in the Premises (including without limitation, Tenant’s fixtures and equipment), regardless to whomever assessed, (c) all charges by public utilities for telephone, electricity, gas and other utility services (including service inspections therefore) rendered to the Premises, which utility services shall be separately metered for the Premises, and shall not be paid or reimbursed by Landlord without charge.

6.1.2         Repairs and Surrender of Premises - Except as otherwise provided in Article VII and Section 5.1.3, to keep the Premises in good order, repair and condition, reasonable wear and tear only excepted; and at the expiration or termination of this Lease peaceably to surrender the Premises and all changes and additions therein in as good order, repair and condition as they were when received, reasonable wear and tear only excepted, first removing all goods and effects of Tenant and any items, the removal of which is required by agreement or specified herein to be removed at Landlord’s election, and repairing all damage caused by such removal and restoring the Premises and leaving them clean and neat;

6.1.3         Occupancy and Use - Continuously from the Commencement Date, to use and occupy the Premises only for the Permitted Uses in compliance with all health, safety and other applicable governmental regulations; and not to injure or deface the Premises, Building, or Lot; and not to permit in the Premises or common facilities (insofar as use of the common facilities is in control of Tenant) any auction sale, nuisance, or the emission from the Premises (or common facilities) of any objectionable noise or odor; nor any use thereof which is improper, offensive, contrary to law or ordinances, or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.

Tenant shall be responsible, at Tenant’s sole cost and expense, for providing or contracting for the provision of janitorial services relative to the Premises including trash storage and removal. Tenant shall provide Landlord with a fully executed copy of such trash removal agreement. Tenant shall not permit undue accumulations of garbage, trash, rubbish or other refuse within or without the Premises.

In addition, Tenant, at its sole cost and expense, shall maintain at all times a service contract with a reputable service provider on the HVAC serving the Premises, requiring (i) all air conditioning filters to be changed at least three (3) times per year and (ii) the HVAC to be professionally inspected and generally serviced at least quarterly. Tenant shall provide Landlord with a copy of such service contract thirty (30) days prior to the Commencement Date. All HVAC service contractors shall be required to check in with the Managing Agent before and after each service call. If Tenant does not comply with the foregoing, then in addition to all other rights and remedies set forth in the Lease, Landlord shall be entitled to enter into a service contract on Tenant’s behalf, and have Tenant’s HVAC unit(s) serviced, and charge such costs incurred by Landlord to Tenant, plus an administrative fee of 15%, as Additional Rent.

6.1.4         Rules and Regulations - To comply with the Rules and Regulations set forth in Exhibit C, as the same may be amended by Landlord from time to time, and all other reasonable Rules and Regulations hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and Lot and their facilities and approaches, it being understood that Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations;

6.1.5         Safety Appliances - To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public or private authority having jurisdiction over the Premises (including insurance underwriters or rating bureaus) because of any use made by Tenant and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses;

6.1.6         Assignment and Subletting - Except to an entity related to Tenant or Tenant’s successor by merger or acquisition of substantially all of Tenant’s assets, not to assign this Lease, or sublease all or any part of the Premises, or permit the use of the Premises by any party other than Tenant, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.

Any approved sublease or assignment shall not release the Tenant from the underlying obligations outlined in this Lease.

If Landlord approves an assignment or sublease as herein provided, Tenant shall pay to Landlord, as Additional Rent due under this Lease, as applicable, (i) in the case of a sublease, an overage amount equal to the difference, if any, between the Rent allocable to that part of the Premises affected by such sublease pursuant to this Lease and the rent paid by the subtenant to Tenant, less any reasonable and customary expenses incurred by the Tenant in connection with the sublease which are approved by the Landlord in its sole and absolute discretion, and (ii) in the case of an assignment, an overage amount equal to fifty percent (50%) of the consideration, if any, received by Tenant for such assignment. Such overage amounts shall be due and payable by Tenant to Landlord within five (5) days of Tenant’s receipt of payment from the subtenant or assignee. Overage amounts in the case of a sublease shall be calculated and adjusted (if necessary) on a lease year (or partial lease year) basis, and there shall be no cumulative adjustment for the Term. No consent to any assignment or sublease shall constitute a further waiver of the provisions of this Section, and all subsequent assignments or subleases may be made only with the prior written consent of Landlord. An assignee of Tenant, at the option of Landlord, shall become directly liable to Landlord for all obligations of Tenant hereunder and shall assume all such obligations in writing in a form satisfactory to Landlord in its sole and absolute discretion, but no sublease or assignment by Tenant shall relieve Tenant of any liability hereunder. Except as otherwise provided, any assignment or sublease without Landlord’s consent shall be void, and shall, at the option of the Landlord, constitute a default under this Lease. In the event that Tenant requests that Landlord consider a sublease or assignment hereunder, Tenant shall pay (i) Landlord’s reasonable fees, not to exceed Five Hundred and 00/100 Dollars ($500.00) per transaction, incurred in connection with the consideration of such request, and (ii) all attorneys’ fees and costs incurred by Landlord in connection with the consideration of such request or such sublease or assignment.

Notwithstanding any term or provision herein to the contrary, Tenant shall not advertise all or any part of the Premises for assignment, subletting or other transfer at a rental rate lower than the rental schedule established from time to time by Landlord for comparable space for a comparable term in the Building. Further, no assignment, subletting or other transfer shall be made: (i) to any person or entity which shall at that time be a tenant, subtenant or other occupant of any part of the Building if Landlord then has other comparable space in the Building available for leasing by Landlord; (ii) to any person or entity who has dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Building during the six (6) months immediately preceding Tenant’s request for Landlord’s consent to such transaction; (iii) to any person or entity if Landlord then has other comparable space in the Building available for leasing and suitable for use by such proposed tenant; (iv) to any person or entity for the conduct of business which is not in keeping with the standards and general character of the Building; or (v) which would require the demolition or reconfiguration of any portion of the Premises or which would result in the Premises being subdivided. All rights and options of Tenant hereunder, if any, to expand the Premises, contract the Premises, extend or renew the Term, and/or shorten the Term, and any right(s) of first refusal, first offer or first option hereunder in favor of Tenant shall automatically terminate upon the assignment of this Lease or upon the subletting of all or any part of the Premises, unless Landlord specifically agrees in writing that such rights and options shall continue. Tenant acknowledges that the restrictions on assignments and subleases described herein are a material inducement for Landlord entering into this Lease and shall be enforceable by Landlord against Tenant and against any assignee or subtenant or any other party acquiring an interest in this Lease.

6.1.7        Indemnity - To defend, indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders from and against any and all liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, arising out of the use, occupancy, conduct, operation, or management of the Premises by, or the willful misconduct or negligence of Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors in or about the Building or Premises or arising from any breach or default under this Lease by Tenant, or arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Building or Premises. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the sole negligence or willful misconduct of Landlord, or its officers, contractors, licensees, agents, employees, or invitees;

6.1.8        Tenant’s Liability - To maintain with insurance companies reasonably satisfactory to Landlord:

    (a)        Public liability insurance on the Premises in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1.1 and from time to time during the Term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes and to furnish Landlord with the certificates thereof. Fire and casualty insurance on Tenants furniture, fixtures, and equipment in an amount not less than $50,000 shall also be obtained and kept in force during the Term at Tenant’s expense. The limit of any such insurance shall not limit the liability of Tenant hereunder. If Tenant fails to procure or maintain such insurance, Landlord may, but shall not be required to, procure and maintain the same at Tenant’s expense, to be reimbursed by Tenant as additional rent within 10 days of written demand. All insurance required to be obtained by Tenant hereunder shall be issued by companies reasonably acceptable to Landlord. Thirty (30) days prior to the Commencement Date, Tenant shall deliver to Landlord certificates of liability insurance required herein with loss payable clauses satisfactory to Landlord. Any deductible under such insurance policy in excess of Ten Thousand and 00/l00 Dollars ($10,000.00) must be approved by Landlord in writing prior to issuance of such policy. No policy shall be cancelable, allowed to lapse and/or expire and/or be subject to reduction of coverage except upon thirty (30) days prior written notice to Landlord. All such policies shall name Landlord and Landlord’s Representative as additional insureds and shall be written as primary policies not contributing with and not in excess of coverage which Landlord may carry. The policy limits set forth herein shall be subject to periodic review, and Landlord reserves the right to require that tenant increase the liability coverage limits if, in the reasonable opinion of Landlord, the coverage becomes inadequate and is less than commonly maintained by tenants making similar uses in similar buildings. Tenant shall obtain any revised or increased coverage required by Landlord within thirty (30) days of any such notification from Landlord;

    (b)        Property insurance on all Tenant’s trade fixtures, equipment, plate glass and personal property on the Premises, being a policy of all risk property insurance covering the full replacement value of such property. During the Term of this Lease, the proceeds from any such policy of insurance shall be used for the repair or replacement of the fixtures and equipment so insured. Landlord shall have no interest in the insurance upon Tenant’s equipment and fixtures and will sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss by Tenant; and

    (c)        Business interruption and/or loss of rental insurance in an amount equivalent to six (6) months Rent which shall not contain a deductible greater than Ten Thousand Dollars ($10,000.00). Tenant shall furnish Landlord with certificates of insurance naming Landlord as an additional insured. No policy shall be cancelable, allowed to lapse and/or expire and/or be subject to reduction of coverage except upon thirty (30) days prior written notice to Landlord.

6.1.9        Employer’s Liability Insurance - To purchase and maintain employer’s liability insurance with minimum liability limits of $100,000.00 per accident for bodily injury, $100,000.00 per employee for bodily injury due to disease with a $500,000.00 policy limit. Tenant shall provide Landlord with a certificate of insurance for insurance required herein;

6.1.10    Tenant’s Workers’ Compensation Insurance - To keep all Tenant’s employees working in the Premises covered by worker’s compensation insurance in amounts required by and otherwise in accordance with all applicable legal requirements, and to furnish Landlord with the certificates thereof upon request;

6.1.11    Landlord’s Right of Entry - To permit Landlord and Landlord’s agents entry: to examine the Premises at reasonable times and, if Landlord shall so elect, to make repairs or replacements; to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing by Landlord; and to show the Premises to prospective tenants during the six months preceding expiration of the Term and to show the Premises to prospective purchasers and mortgagees at all reasonable times;

6.1.12    Loading - Not to place any extreme or unusual load upon the Premises without Landlord’s prior written consent; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such times as Landlord shall in each instance approve. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other leased space in the Building shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration and/or noise eliminators sufficient to eliminate such vibration or noise; notwithstanding the foregoing, Landlord has reviewed Tenant’s plans and the equipment disclosed in such plans are acceptable to Landlord.

6.1.13    Landlord’s Costs - In case Landlord shall, without any fault on its part, be made party to any litigation commenced by or against Tenant or by or against any parties in possession of the Premises or any part thereof claiming under Tenant, to pay, as Additional Rent, all costs, including, without limitation, reasonable counsel fees incurred by or imposed upon Landlord, in connection with such litigation and, as Additional Rent, also to pay all such costs and reasonable counsel fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease;

6.1.14    Tenant’s Property - That all the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Lot shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord unless due to the gross negligence or willful misconduct of Landlord;

6.1.15    Liens - To keep the Premises and the Building free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, independent contractors, officers, director, partners, and shareholders harmless from any liability, cost or expense for such liens. Tenant shall have the right to contest any such liens that Tenant reasonably believes are inaccurate. In order to contest such lien, Tenant shall provide reasonable assurance to Landlord that such lien shall not be foreclosed during any such contest. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond acceptable to Landlord within ten (10) days after the earlier of imposition of the lien or written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice deemed proper before commencement of any such work. If Tenant fails to remove any lien within the prescribed ten (10) day period, then Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such amount, including attorneys’ fees and costs, shall be deemed Additional Rent;

6.1.16    Changes or Additions - Not to make any structural changes or additions or changes or additions to the interior of the Premises that require an expenditure in excess of

Fifteen Thousand Dollars ($15,000.00) without Landlord’s prior written consent, provided that Tenant shall reimburse Landlord for all costs incurred by Landlord in reviewing Tenant’s proposed changes or additions, and provided further that, in order to protect the functional integrity of the Building, all such changes and additions shall be performed by contractors selected from a list of approved contractors prepared by Landlord from time to time;

6.1.17        Holdover - To pay to Landlord one hundred and seventy-five percent (175%) of the then current rent applicable for each month or portion thereof Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise. In the event the Tenant remains in possession of the Premises after the termination or expiration of this Lease, it shall be deemed to be occupying the Premises on a month-to-month basis and subject to all of the provisions, conditions and obligations of said Lease. The provisions of this subsection shall not operate as a waiver by Landlord of any rights or remedies provided in this Lease; and

6.1.18        Environmental Matters -

    (a)        As used in this Lease, the term “Hazardous Materials” shall mean and include any substance, other than general office and cleaning products available to the public which are used in accordance with their instructions, which is or contains petroleum, asbestos, polychlorinated biphenyls, lead, or any other substance, material or waste which is now or is hereafter classified or considered to be hazardous or toxic under any federal, state or local law, rule, regulation or ordinance relating to pollution or the protection or regulation of human health, natural resources or the environment (collectively “Environmental Laws”) or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent property.

    (b)        Tenant agrees that during its use and occupancy of the Premises it will not permit Hazardous Materials to be present on or about the Premises except in a manner and quantity necessary for the ordinary performance of Tenant’s business and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials.

    (c)        If Tenant’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the property in which the Premises are located, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (a) the requirements of (i) all Environmental Laws and (ii) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (b) any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises or the property in which the Premises are located. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems reasonably necessary to protect the value of the Premises or the property in which the Premises are located. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant upon demand.

    (d)        Upon reasonable notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

    (e)        Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees, and in a condition which complies with all Environmental Laws.

    (f)        Tenant agrees to indemnify and hold harmless Landlord from and against any and all claims, losses (including, without limitation, loss in value of the Premises or the property in which the Premises are located), liabilities and expenses (including reasonable attorney’s fees) sustained by Landlord attributable to (i) any Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees or (ii) Tenant’s breach of any provision of this Section 6.1.18.

(g)        The provisions of this Section 6.1.18 shall survive the expiration or earlier termination of this Lease.

6.1.19    Signs -- Tenant shall not permit the painting or display of any sign, placard, lettering or advertising material of any kind on or near the exterior of the Premises. Tenant shall not permit the use of any advertising media or device (such as sound production devices), which shall be audible from the exterior of the Premises. Any and all signs required or requested by the Tenant shall comply with all applicable governmental regulations and shall be submitted to the Landlord for the Landlord’s approval in its sole discretion. Any signs permitted by the Landlord shall be removed by the Tenant upon termination or expiration of this Lease. Tenant shall be responsible for damage to and repairing the Building to as near original condition as possible due to installation, maintenance and/or removal of the signs. Signs remaining in place on the Premises ten (10) days after the end of the Term or after Tenant abandons the Premises shall automatically become property of Landlord and may be removed by Landlord at Tenant’s expense as Additional Rent hereunder.

With the Landlords prier written approval of the size and design of the Tenant’s intended corporate identification; upon Lease Commencement the Tenant may remove the Art.Com lettering on the Monument Sign and insert the Tenant’s approved lettering in the top position on the sign.

6.1.20    Additional Covenants - Tenant further covenants during the Tern:

  (a)        To load and unload inventory, goods and equipment only through such entrances as may be designated for such purposes by Landlord;

  (b)        To use and occupy the Premises continuously and uninterruptedly through the Term of this Lease;

  (c)        To conduct its business in the Premises in a first-class manner, to refrain from engaging in any business practice that would tend to detract from or impair the reputation of the Building;

  (d)        To refrain from placing any machines, equipment or materials of any kind outside the confines of the Premises;

ARTICLE VII - CASUALTY AND TAKING

7.1        Casualty to Premises. In the event the Premises shall be substantially destroyed or rendered untenantable, Landlord shall, within thirty (30) days of such casualty, review such damages and provide to Tenant an estimate of the time it will take Landlord to repair such damage. If Landlord reasonably estimates the repairs will take more than six (6) months to complete, or if the casualty occurs during the final year of the initial or the final year of any renewal term of the Lease, Tenant may opt, within thirty (30) days of receipt of notice from Landlord that repairs will require more than six (6) months to complete, to terminate this Lease by submission of written notice to Landlord. If the damage is due, directly or indirectly, to the fault or neglect of Tenant, or its officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors, there shall be no Tenant right of termination.

7.1.1        Damage Repair - If Tenant cannot, or opts not to terminate the Lease pursuant to the provision set forth above, and if the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, Landlord may, at its option, (i) terminate this Lease effective as of the date of such damage or destruction, or (ii) restore the Premises to their previous condition, and in the meantime the Base Rent and TICAM shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof, and this Lease shall continue in full force and effect. If the damage is due, directly or indirectly, to the fault or neglect of Tenant, or its officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors, there shall be no abatement of Base Rent, except to the extent Landlord receives proceeds from any applicable insurance policy of Tenant to compensate Landlord for loss of Base Rent.

7.1.2         Termination for Material or Uninsured Damages - If the Building shall be destroyed or damaged by fire or other casualty insured against under Landlord’s fire and extended coverage insurance policy to the extent that more than fifty percent (50%) thereof is rendered untenantable, or if the Building shall be materially destroyed or damaged by any other casualty other than those covered by such insurance policy, notwithstanding that the Premises may be unaffected directly by such destruction or damage, Landlord may, at its election, terminate this Lease by notice in writing to Tenant within sixty (60) days after such destruction or damage. Such notice shall be effective thirty (30) days after receipt thereof by Tenant.

7.1.3         Business Interruption - Other than rental abatement provided in Section 7.1.1, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from the interruption of business or the repair or restoration of the Building or Premises.

7.1.4         Repairs - Landlord’s obligations, should it elect to repair, shall be limited to the base Building, common areas and the interior improvements (if any) initially installed by Landlord as part of Landlord’s work.

7.2         Condemnation. If twenty percent (20%) or more of the Premises, or of such portions of the Building as may be required for the reasonable use of the Premises, are taken by eminent domain or sale under threat of condemnation by eminent domain, this Lease shall automatically terminate as of the date title vests in the condemning authority, and all Rent and other charges or sums shall be paid to that date. Landlord reserves all rights to damages to the Premises for any partial or entire taking by eminent domain, and Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of the leasehold interest or interference with Tenant’s business. Tenant shall have the right to claim and recover from the condemning authority compensation for any loss, which Tenant may incur for Tenant’s moving expenses, business interruption or taking of Tenant’s personal property or any other taking which does not serve to reduce the award of Landlord.

ARTICLE VIII - RIGHTS OF MORTGAGEE

8.1         Rights of Mortgage Holders; Limitation of Mortgagee’s Liability. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutions thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage that have executed a Non-Disturbance Agreement in favor of Tenant. Until the holder of a mortgage shall enter and take possession of the Premises for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security, the condition and value of the Building and Lot. Upon entry and taking possession of the Premises for the purpose of foreclosure, such holder shall have all the rights of Landlord. Notwithstanding any other provision of this Lease to the contrary, including without limitation Section 10.5, no such holder of a mortgage shall be liable, either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Premises for the purpose of foreclosure, and such holder shall not in any event be liable to perform or for failure to perform the obligations of Landlord under Section 3.1. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord (except for the obligations under Section 3.1), subject to and with the benefit of the provisions of Section 10.5, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of redemption in the mortgaged premises.

8.2         No Prepayment or Modification.  Tenant shall not pay Rent or any other charge more than thirty (30) days prior to the due dates thereof. No prepayment of Rent or other charge, no assignment of this Lease and no agreement to modify so as to reduce the Rent, change the

Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to in writing by Landlord’s mortgagees of record, if any.

8.3        Subordination. So long as the holder of any mortgage has executed a Non-Disclosure Agreement in favor of Tenant, this Lease, and all rights of Tenant hereunder, are subject and subordinate to any mortgage or mortgages, blanket or otherwise, which do now or may hereafter affect the Lot or Building, and to any and all renewals, modifications, consolidations, replacements all extensions thereof. It is the intention of the parties that this provision be self-operative, and that no further instrument shall be required to effect such subordination of this Lease. Tenant shall, however, within five (5) days of demand, at any time or times, execute, acknowledge and deliver to Landlord, without expense to Landlord, any and all instruments that may be necessary or proper to subordinate this Lease, and all rights of Tenant hereunto, to any such mortgage or mortgages, or to confirm or evidence said subordination. Should Tenant refuse to execute the required documents hereunder, or those required under Section 10.12 hereinafter, upon demand by Landlord, then, in addition to the Tenant’s being responsible for any other damages incurred as a result thereof (including interest), the Tenant’s refusal shall constitute a default under Article IX herein. If any mortgagee other party shall at any time succeed to the interest of the Landlord in the Premises, whether by foreclosure, sale, or otherwise, the Tenant, at such mortgagee’s or successor’s request shall attorn to and recognize such mortgagee or successor as landlord hereunder.

8.4        Mortgagee Protection. Tenant agrees to give any mortgagee(s) and/or trust deed holder(s), by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the addresses of such mortgagee(s) and/or trust deed holder(s). Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) and/or trust deed holder(s) shall have an additional thirty (30) days within which to cure such default or if such default cannot he cured within that time, then such additional time as may be necessary if within such thirty (30) days any mortgagee and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

ARTICLE IX - DEFAULT

9.1        Events of Default. The occurrence of any of the following events if not remedied within the allotted time period, if any, hereinafter provided shall constitute an Event of Default by Tenant under this Lease: (1) Failure of Tenant to pay Rent within five (5) days of notice from Landlord to Tenant that rent has not been paid or failure of Tenant to pay any other charge or sum to be paid to Landlord by Tenant within five (5) days written notice of Tenant’s failure to pay such amount; (2) Failure by Tenant to comply with any of the rules, regulations, agreements, covenants, terms and conditions contained or referred to herein (other than the failure to pay Rent and other sums of money), if not remedied for a period of thirty (30) days following receipt of written notice thereof; provided, that in the event a default or breach is not susceptible of being remedied within such thirty (30) day period the time permitted Tenant to remedy the default or breach shall be extended for as long as shall be reasonably necessary to remedy same if Tenant commences promptly and proceeds diligently until successful to remedy such default or breach, except that the period for remedying a default or breach shall not be so extended if the extension in Landlord’s reasonable judgment may jeopardize the value of the Lot or Building or the interest of the Landlord in the Lot or Building or may subject Landlord to civil or criminal liabilities; (3) Filing by or against Tenant in any court pursuant to any statute, either of the United States or of any state, of a petition for bankruptcy or insolvency, or for reorganization, or for any arrangement or for appointment of a receiver or trustee of all or a portion of Tenant’s property; provided, that if the action or proceeding be against Tenant, the same shall not become an Event of Default if the petition shall be dismissed within sixty (60) days after the commencement thereof; (4) Dissolution or liquidation of Tenant, whether voluntary or involuntary, or the taking of possession of any of Tenant’s property by execution and levy or attachment; and (5) Abandonment of the Premises by Tenant. As used herein, “Chronic Delinquency” shall mean failure by Tenant to pay Rent or any other charge or sum required to be paid to Landlord by

Tenant under this Lease within five (5) days after written notice thereof for any three (3) months (consecutive or nonconsecutive) during any twelve (12) month period. In addition to all other remedies of Landlord set forth herein, in the event of a Chronic Delinquency, at Landlord’s option, Landlord shall have the right to require that the Rent and any other charge or sum to be paid to Landlord by Tenant under this Lease be paid by Tenant quarterly, in advance.

9.2        Landlord’s Rights After Default.

Upon the occurrence of any Event of Default, Landlord shall have all rights and remedies allowed at law, in equity, by statute and otherwise and in addition the Landlord may give notice to Tenant at any time after said Event of Default stating that Tenant’s right to possession of the Premises shall expire on the date specified in such notice and upon the date specified in such notice all right of Tenant to possession of the Premises hereunder shall terminate, but Tenant shall remain liable as hereinafter provided.

9.2.1    At any time after the expiration of Tenant’s possessory right to the Premises, Landlord may relet the Premises or any part thereof in the name of Landlord or otherwise for such term (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent) as Landlord, in its reasonable discretion, may determine, and may collect and receive the rent therefrom. Landlord shall in no way be responsible or liable to Tenant for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon any such reletting and Tenant’s liability shall not be affected or diminished in any respect by such failure. In the event Landlord relets said Premises at a rental higher than that due from Tenant under the provisions hereof, Tenant shall not be entitled to share in any excess. Landlord, at its option, may make such alterations, repairs and changes in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises, and the making of such alterations, repairs and changes shall not operate or be construed to release Tenant from any liability.

9.2.2    THIS SECTION INTENTIONALLY OMITTED.

9.2.3    If Tenant shall default in the performance of any of Tenant’s covenants or agreements herein contained, Landlord may cure said default(s) on behalf of Tenant. Any amount paid, or expense or liability incurred by, Landlord in the performance of any such matter for the account of Tenant shall be deemed to be Additional Rent and the same, together with the greater of interest thereon at the rate of eighteen percent (18%) per annum, or the maximum interest rate allowed by law from the date upon which any such expense shall have been incurred, may be added, at the option of Landlord, to any Rent then due or thereafter falling due hereunder. Nothing contained herein shall be construed to prevent Landlord from immediately collecting from Tenant by suit or otherwise, any such sums with interest.

9.3        Tenant’s Obligations After Default

9.3.1    Upon the expiration of Tenant’s possessory right pursuant to Section 9.2.1, above, Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord, upon or at any time after any such expiration, may with process of law re-enter the Premises without further notice, and, pursuant to the process of law, repossess Tenant by three, summary proceedings, ejectment, or otherwise and may dispossess and remove Tenant and all other persons and property from the Premises and shall have, hold and enjoy the Premises and the right to receive all rental income therefrom.

9.3.2    The expiration of Tenant’s right to possession of the Premises shall not relieve Tenant of its liabilities hereunder and the obligations created hereby shall survive any such expiration. In the event of such expiration, whether or not the Premises or any part thereof shall have been relet, Tenant shall pay to Landlord the Rent required to be paid by Tenant up to the time of such expiration, and thereafter Tenant, until the end of the Term of this Lease, shall be liable to Landlord, and shall pay to Landlord, as and for liquidated and agreed current damages for Tenant’s default(s): the equivalent of the amount of the Rent which would be payable under this Lease by Tenant if Tenant were still in possession, less the net proceeds of any reletting effected pursuant to the provisions of Section 9.2.2, after deducting all of Landlord’s expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, legal expenses, reasonable attorney’s fees, alteration and repair costs and expenses of preparation for such reletting. Tenant shall pay such current damages, herein called “deficiency,” to Landlord monthly on the days on which the Rent is payable under the terms of this Lease, and Landlord shall be entitled to recover from Tenant each monthly deficiency as such deficiency shall arise. For purposes of computing the rental due, monthly Percentage Rent shall be deemed to be the average of Percentage Rent payable for the six (6) month period preceding the default.

      9.3.3    THIS SECTION INTENTIONALLY OMITTED

9.4        General Provisions

    9.4.1      Nothing herein contained shall limit or prejudice the right of Landlord to provide and obtain as damages by reason of such default an amount equal to the maximum allowed by any statute or rule of law in effect at the time when such damages are to he proved.

    9.4.2      Any suit brought to collect the amount of the deficiency for any month shall not prejudice the right of Landlord to collect the deficiency for any subsequent month by a similar action.

    9.4.3      THIS SECTION INTENTIONALLY OMITTED

    9.4.4      Any action taken by Landlord under this Article IX shall not operate as a waiver of any right Landlord would otherwise have against Tenant for breach of this Lease and Tenant shall remain liable to Landlord for any damages suffered by Landlord by reason of Tenant’s default or breach.

    9.4.5      Landlord shall be entitled to enjoin any breach or threatened breach by Tenant of any of the agreements, covenants, terms and conditions contained in this Lease, and in the event of such breach shall have all rights and remedies allowed at law, in equity, by statute, or otherwise. Any and all remedies referred to herein are considered cumulative and not exclusive. Mention of particular remedies herein shall not prevent the parties from pursuing other remedies in law or equity in the event of breach or default, except as otherwise set forth herein.

    9.4.6      The Terms “enter,” “re-enter,” “entry,” or “re-entry,” as used in this Lease are not restricted to their technical legal meaning.

ARTICLE X- MISCELLANEOUS

10.1        Titles. The titles of the Articles are for convenience and are not to be considered in construing this Lease.

10.2        Notice of Lease. Upon request of Landlord or Tenant, the other party shall execute and deliver, after the Term begins, a short form of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the fact and date of termination. This Lease shall not be recorded.

10.3        THIS SECTION INTENTIONALLY OMITTED

10.4        Notice. No notice, approval, consent requested or election required or permitted to be given or made pursuant to this Lease shall be effective unless the same is in writing. Communications shall be addressed, if to Landlord, at Landlord’s Address or at such other address as may have been specified by prior notice to Tenant and, if to Tenant, at Tenant’s Address or at such other place as may have been specified by prior notice to Landlord. Any communication so addressed shall be deemed duly served if mailed by registered or certified mail, return receipt requested, or delivered by nationally recognized overnight courier service, or if hand delivered.

10.5        Bind and Inure. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Whenever the Premises are owned by a trustee or trustees, the obligations of Landlord shall be binding upon Landlord’s trust estate, but not upon any trustee, beneficiary or shareholder of the trust individually or corporately.

10.6        No Surrender.  The delivery of keys or other such tender of possession of the Premises to Managing Agent, or to an employee of Managing Agent or to Landlord’s agent or any employee thereof, shall not operate as a termination of this Lease or a surrender of the Premises.

10.7        No Waiver, Etc.  The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 6.1.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant in the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of Rent or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord, unless such waiver be in writing signed by Landlord or an executive officer of Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

10.8        No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Rent, late charges and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

10.9        Cumulative Remedies.  The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

10.10        Partial Invalidity.  If any term of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

10.11        Landlord’s Right to Cure.  If Tenant shall at any time default in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the maximum rate set by statute), and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

10.12        Estoppel Certificates.  Tenant agrees on the Commencement Date, and from time to time thereafter, but not more often than twice in any calendar year upon not less than fifteen (15) days prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, certifying that this Lease is unmodified and in full force and effect; that Tenant is in possession of the Premises and has no defenses, offsets or counterclaims against its obligations to pay Rent and to perform its other covenants under this Lease; that there are no incurred defaults of Landlord or Tenant under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications, and if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); the dates to which the Rent and other charges have been paid; and certifying to such other information as Landlord’s mortgagee or prospective purchaser of the Lot and Building may reasonably request. If Tenant fails to respond within fifteen (15) days of receipt by Tenant of a written request by Landlord as herein provided, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee. Any such statement delivered pursuant to this Section 10.12 may be relied upon by any prospective purchaser or mortgagee of premises which include the Premises or any prospective assignee of any such mortgagee.

10.13      Waiver of Subrogation. Any property insurance carried by either party shall, if the other party so requests and it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for loss due to hazards covered by property insurance containing such clause or endorsement to the extent of the indemnification received thereunder.

10.14      Brokerage. Tenant and Landlord each represent and warrant to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than who represented the Tenant in the negotiating or making of this Lease, and Tenant and Landlord each agree to defend, indemnify and hold each other, its agents, employees, partners, directors, shareholders and independent contractors harmless from and against any and all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys fees and costs, incurred by Landlord or Tenant in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building or Premises or claiming to have caused Tenant to enter into this Lease.

10.15      Evidence of Authority. If requested by the other party to this Lease, Landlord or Tenant shall, upon request of the other party, furnish appropriate legal documentation evidencing its valid existence and good standing and the authority of any parties signing this Lease to act for such party. If either party signs as a corporation, each of the persons executing this Lease on behalf of such party does hereby covenant and warrant that such party is a duly authorized and existing corporation, that such party has and is qualified to do business in North Carolina, that the corporation has full right and authority to enter into this Lease and that each of the persons signing on behalf of the corporation is authorized to do so.

10.16      Lease Review: Date of Execution. The submission of this Lease to Tenant for review does not constitute a reservation of or option for the Premises, and this Lease shall become effective as a contract only upon execution and delivery by both Landlord and Tenant. The date of execution shall be inserted on the top of the first page of this Lease by Landlord, and shall be the date on which the last party signed the Lease, or as otherwise may be specifically agreed by both parties. Such date, once inserted, shall be established as the final date of ratification by all parties to this Lease, and shall be the date for use throughout this Lease as the “date of execution” or “execution date”.

10.17      Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the State of North Carolina.

10.18      Time is of the Essence. Time is of the essence with respect to this Lease.

10.19      Limitation of Liability. Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of Landlord are made and intended not for the purpose of binding Landlord personally or the assets of Landlord but are made and intended to bind only the Landlord’s interest in the Premises and Building, as the same may, from time to time, be encumbered and no personal liability shall at any time be asserted or enforceable against Landlord or its stockholders, officers, employees or partners or their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease.

In the event of any transfer(s) of Landlord’s interest in the Premises or the Building, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, and Tenant agrees to attorn to the transferee.

10.20    Landlord’s Consent or Approval. With respect to any provision of this Lease, which provides that Tenant shall obtain Landlord’s prior consent or approval, Landlord may withhold such consent or approval at its reasonable discretion, unless the provision specifically states that the consent or approval will not be unreasonably withheld. With respect to any provision of this Lease which provides that Landlord shall not unreasonably withhold or unreasonably delay any consent or any approval, Tenant, in no event, shall be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby waives any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval; but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

10.21    Right of First Offer Contingency Provided the Tenant is not in default, the Tenant shall be provided with a Right of First Offer for the adjacent space second to any First Rights of Offer or First Rights of Refusal held by other tenants in the Building. Upon availability, the Landlord will provide the Tenant with the terms and conditions associated with its lease. The Tenant will have a period of five (5) business days to either accept or reject the Landlord’s terms. If accepted, the Tenant will have a period of five (5) business days to execute a lease document. If rejected, the Tenant will waive its First Right of Offer for the space and the Landlord shall be free to lease the space at its discretion. The Tenant’s First Right of Offer shall be secondary to any lease provisions, First Rights of Offer, or First Rights of Refusal currently in place at the time of Lease Execution.

ARTICLE XI- SECURITY DEPOSIT

11.1    Security Deposit. Landlord acknowledges receipt from Tenant of the Security Deposit in the form of a check, to be held by Landlord, as security, for and during the Term, which shall be returned to Tenant, at the termination of this Lease provided there exists no breach of undertaking of Tenant. The Landlord shall be entitled to any interest which accrues thereon. If all or any part of the Security Deposit is applied to an obligation of Tenant hereunder, Tenant shall immediately upon request by Landlord restore the Security Deposit to its original amount. Tenant shall not have the right to call upon Landlord to apply all or any part of the Security Deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. Upon any conveyance by Landlord of its interest under this Lease, the Security Deposit may be delivered by Landlord to Landlord’s assignee, grantee or transferee. Upon any such delivery and upon such assignee, grantee or transferee agreeing to assume the obligations of Landlord hereunder, Landlord shall thereupon be released of any and all liability with respect to the Security Deposit, its application and return, and Tenant agrees to look solely to such assignee, grantee or transferee. It is further understood that this provision shall also apply to subsequent assignees, grantees and transferees.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed under seal in two or more counterparts as of the day and year first above written.

LANDLORD:

COMMERCIAL FLEX ASSOCIATES, INC. a North Carolina Corporation

By:	/s/ William P. Kelly
Vice President Commercial Flex Assoc.

TENANT:

CANVAS ON DEMAND, LLC a North Carolina Limited Liability Company

By:	/s/ Thomas Lotrecchiano
Thomas Lotrecchiano, Manager

By:	/s/ Joseph Schmidt
Joseph Schmidt, Manager

EXHIBIT A

Legal Description of Lot

Being all of Lot 5, World Trade Park, Phase Two, containing 12.166 acres, as shown on that plat recorded in Book off Maps 2000, page 1081, Wake County Registry.

EXHIBIT B

Plan Showing Tenant’s Space

EXHIBIT C

Rules and Regulations

1.          The sidewalks and entry passages shall not be obstructed by Tenants, or used by them for any purpose other than those of ingress and egress. The water closets and other water apparatus shall not be used for any other purpose than those for which they were constructed and no sweepings, rubbish, or other obstructing substances shall be thrown therein. Any damage resulting to them or to associated systems, from misuse, shall be borne by Tenants who, or whose employees or agents shall cause it.

2.          No Tenant shall do or permit to be done in said Premises, or bring or keep anything therein, which shall in any way conflict with the laws relating to fires, or with the regulations of the Fire Department, or any part thereof, or conflict with any of the rules and ordinances of the Board of Health. Should Tenant, to the use of or construction or its Premises cause the insurance to increase, said insurance shall be borne solely by the Tenant at Tenant’s cost. Tenants, their employees and agents shall maintain order in the Building, shall not make or permit any unreasonable noise in the Building. Nothing shall be thrown by Tenants, their employees and agents out of the windows or doors, or down the passages or skylights of the Building. No rooms shall be occupied or used as sleeping or lodging apartments at any time. No part of the Building shall be used or in any way appropriated for gambling, immoral or other unlawful practices, and no intoxicating liquor or liquors shall be sold in said Building.

3.          Tenants shall not injure, overload or deface the Building and Premises, woodwork or walls of the Premises and Building, nor carry on upon the Premises or in the Building any unreasonably noxious, noisy, or offensive business.

4.          Not more than two keys for each Premises will be furnished without charge. Should additional locks or latches be placed on any entrance or exit door to the Premises, a key must be furnished to Landlord for emergency purposes only. Tenants, at termination of their lease of the Premises, shall return to Landlord all keys to doors and entry to Building.

5.          Tenants shall not (without the Landlord’s written consent) put up or operate any steam engine, boiler, machinery or stove upon the Premises, or do any cooking thereon (except coffee pots and microwave use). Except as contemplated by the Lease or as approved by Landlord, which approval shall not be unreasonably withheld or delayed, no article deemed extra hazardous on account of fire and no explosives shall be brought into said Premises. No offensive gases or liquids will be permitted.

6.          Landlord shall have the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful for the safety, care, and cleanliness of the Premises, and for the preservation of good order therein and the same shall be kept and observed by the Tenants, their agents, or employees.

7.          The Tenant agrees to the foregoing Rules and Regulations which are hereby made a part of this Lease, and each of them, and agrees that for such persistent infraction of them, or any of them, as may in the reasonable opinion of the Landlord be calculated to or interfere with the proper operation of the Building, and such infraction is not cured within a reasonable time following written notice to Tenant, the Landlord may declare a default of the accompanying Lease.

EXHIBIT D

Rent Schedule

	Year 1	Year 2	Year 3	Year 4
1	1/2 TICAM	$16,606.34	$17,098.35	$17,611.30

2	$16,116.83	$16,606.34	$17,098.35	$17,611.30

3	$16,116.83	$16,606.34	$17,098.35

4	$16,116.83	$16,606.34	$17,098.35

5	$16.116.83	$18,606.34	$17,098.35

6	$16,116.83	$16,606.34	$17,098.35

7	$16,116.83	$16,606.34	$17,098.35

8	$16,116.83	$16,606.34	$17,098.35

9	$16,116.83	$16,606.34	$17,098.35

10	$16,116.83	$16,606.34	$17,098.35

11	$16,116.83	$16,606.34	$17,098.35

12	$16,116.83	$16,606.34	$17,098.35

In months considered to be Free Rent the Tenant will he responsible only for the payment done half (1/2) TICAM.

LEASE AMENDMENT NUMBER ONE

This LEASE AMENDMENT, dated September 28th, 2010 by and between Commercial Flex Associates, Inc. a North Carolina Corporation with its principal office at Post Office Box 99430, Raleigh, North Carolina 27624, hereinafter called the LANDLORD, and CafePress.com, Inc. a Delaware corporation, with its principal office at 1850 Gateway Drive, Suite 300, San Mateo, California 94404, hereinafter called the TENANT.

W I T N E S S E T H :

WHEREAS, Tenant and Landlord did make and execute a Lease Agreement dated April 21, 2009 for space designated as 10700 Word Trade Boulevard, Suite 102, Raleigh, North Carolina comprising approximately 35,164 rentable square feet, and

WHEREAS, the parties hereto desire to alter and modify said Lease in the manner hereinafter set forth,

NOW THEREFORE, in consideration of the mutual and reciprocal promises herein contained, Tenant and Landlord hereby agree that said Lease hereinafter described be, and the same is hereby modified in the following particular effective October 1, 2010:

On August 1, 2011 the Lease shall be extended for a period of fifty-three (53) months expiring December 31, 2015 and the Tenant’s Premises shall be increased to include 19,613 square feet of adjacent space for a total of 54,777 square feet (Expanded Premises).

The Base Lease Rate as of August 1, 2011 shall be $5.97 per square foot on a Triple Net (NNN) basis for the Expanded Premises and subject to a twenty-five cent ($.25) per square foot escalation taken each anniversary date (August 1) for the remainder of the term as illustrated below.

August 1, 2011 thru July 31, 2012	$27,251.56 per month plus TICAM
August 1, 2012 thru July 31, 2013	$28,392.75 per month plus TICAM
August 1, 2013 thru July 31, 2014	$29,533.93 per month plus TICAM
August 1, 2014 thru July 31, 2015	$30,675.12 per month plus TICAM
August 1, 2015 thru December 31, 2015	$31,816.31 per month plus TICAM

Provided the Tenant is not in default, the Landlord will provide the Tenant with two (2), three (3) year renewal options with one hundred and eighty (180) day written notice. In each case the rate shall escalate annually at three (3%) percent. See schedule below.

First renewal period – Ninety-Seven (97%) of the then current escalated rate:

January 1, 2016 thru December 31, 2016	$30,861.82 per month plus TICAM
January 1, 2017 thru December 31, 2017	$31,787.68 per month plus TICAM
January 1, 2018 thru December 31, 2018	$32,741.31 per month plus TICAM

Second renewal period – Market Rate:

The rate for the second renewal period shall be determined via a survey of comparable spaces within a five mile radius of the subject Premises. Five (5) business days following notice the Landlord will generate a rental rate and submit it to the Tenant. Within five (5) business days following receipt, the Tenant may accept such rental rate or suggest modification in which case the parties may repeat the process until a mutually agreeable rate is identified. In any event, the Landlord and Tenant agree to finalize negotiations within thirty (30) days following notice. If agreement is not met within thirty (30) days, the Renewal Option will be waived unless Landlord and Tenant mutually agree to extend such term for a reasonable period of time.

Section 10.21 of the Lease shall be amended to include the (un-numbered) suite located at the north end of the building consisting of approximately 14,000 square feet on two floors.

On August 1, 2011 the Tenant shall deposit with Landlord an amount equal to one month’s rental payment minus any amounts already held by the Landlord on behalf of the Tenant. Additionally, the Tenant will provide the Landlord with Insurance Certification in compliance with section 6.1.8 of the Lease acknowledging the expansion space.

Tenant acknowledges that Landlord has complied with all of its obligations under said Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

CAFEPRESS.COM, INC.

By:	/s/ Monica Johnson

Title:	CFO

Attest:

Secretary

COMMERCIAL FLEX ASSOCIATES

By:	/s/ illegible signature

Title:	VP